                                                                    EXHIBIT 4.05


                          VERITAS SOFTWARE CORPORATION

                              NOMINATION AGREEMENT

      THIS NOMINATION AGREEMENT is entered into as of __________, 1997, by and between VERITAS Software Corporation, a Delaware corporation (the "Company"), and Warburg, Pincus Investors, L.P. ("WARBURG").

                                    RECITALS

      WHEREAS, Warburg acquired shares of Common Stock of the Company pursuant to an Agreement and Plan of Reorganization by and among the Company, VERITAS Software Corporation, a California corporation ("VERITAS"), and OpenVision Technologies, Inc. ("OPENVISION"), dated January 13, 1997 (the "MERGER AGREEMENT") in connection with the merger of the Company's two subsidiaries with and into VERITAS and OpenVision, respectively. Pursuant to Section 5.17 of the Merger Agreement, the Company agreed to provide Warburg certain director nomination rights as provided herein.

      WHEREAS, as an inducement for OpenVision to enter into the Merger Agreement, the Company desires to grant the director nomination rights to Warburg as contained herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and Warburg agree as follows:

                                    SECTION 1

                           DIRECTOR NOMINATION RIGHTS

      1.1 TWO DESIGNEES. For so long as Warburg continues to own more than 15% of the outstanding Common Stock of the Company, the Company shall nominate, in connection with each stockholder solicitation relating to the election of directors, two candidates designated by Warburg, at least one of whom shall be a person who is (i) not a general partner, limited partner or employee of Warburg and (ii) reasonably acceptable to the Company.

      1.2 ONE DESIGNEE. For so long as Warburg continues to own equal to or less than 15% and more than 5% of the outstanding Common Stock of the Company, the Company shall nominate, in connection with each stockholder solicitation relating to the election of directors, one candidate designated by Warburg.

      1.3 AFFILIATES. For purposes of this Agreement, all shares held by an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Warburg, will be deemed to be owned by Warburg.

      1.4 VOTING OF MANAGEMENT SHARES. The Company shall use its best efforts
(i) to cause to be voted the shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of such designee(s) nominated pursuant to this Agreement (the "WARBURG DESIGNEE(S)"); and (ii) to cause the Board of Directors of the Company to unanimously recommend to its stockholders to vote in favor of the Warburg Designee(s).

      1.5 VACANCIES. In the event that any Warburg Designee shall cease to serve as a director of the Company for any reason, the vacancy resulting therefrom shall be filled by another Warburg Designee.

      1.6 EQUAL TREATMENT. The Company shall provide the same compensation and rights and benefits of indemnity to the Warburg Designee(s) as are provided to other non-employee directors.

                                   SECTION 2.

                                  MISCELLANEOUS

      2.1 TERMINATION. This Agreement shall terminate and have no further force or effect at such time as Warburg ceases to hold more than 5% of the outstanding Common Stock of the Company.

      2.2 WAIVERS AND AMENDMENTS. The rights and obligations of the Company and the rights of Warburg under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended, only with the written consent of the parties.

      2.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California State courts of Santa Clara County, California, (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of California) and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

      2.4 SPECIFIC ENFORCEMENT. It is agreed and understood that monetary damages would not adequately compensate Warburg for the breach of this Agreement by the Company, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Company waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

      2.5 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      2.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

      The foregoing Nomination Agreement is hereby executed as of the date first above written.

                                    "COMPANY"

                                    VERITAS SOFTWARE CORPORATION,
                                    A DELAWARE CORPORATION


                                    --------------------------------------
                                    Signature of Authorized Signatory


                                    --------------------------------------
                                    Print Name and Title



                                    "WARBURG"

                                    WARBURG, PINCUS INVESTORS, L.P.


                                    --------------------------------------
                                    Signature of Authorized Signatory


                                    --------------------------------------
                                    Print Name and Title


                                      -3-